EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
TD AMERITRADE HOLDING CORPORATION
TANGO ACQUISITION CORPORATION ONE
TANGO ACQUISITION CORPORATION TWO
AND
THINKORSWIM GROUP INC.
Dated as of January 8, 2009

ARTICLE I DEFINITIONS & INTERPRETATIONS	2

1.1 Certain Definitions	2
1.2 Additional Definitions	11
1.3 Certain Interpretations	14

ARTICLE II THE MERGER	14

2.1 The Integrated Merger	14
2.2 The Closing	15
2.3 Effective Time of First Step Merger and Second Step Merger	15
2.4 Effect of the First Step Merger and Second Step Merger	15
2.5 Organizational Documents	16
2.6 Directors and Officers	17
2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations	17
2.8 Company Stock Awards	20
2.9 Exchange Fund; Exchange of Shares	22
2.10 No Further Ownership Rights in Company Common Stock	25
2.11 Lost, Stolen or Destroyed Certificates	25
2.12 Tax Treatment	25
2.13 Taking of Necessary Further Action	25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26

3.1 Organization and Standing	26
3.2 Corporate Approvals	26
3.3 Noncontravention; Required Consents	27
3.4 Capitalization	28
3.5 Subsidiaries	30
3.6 SEC Reports; Other Reports	31
3.7 Financial Statements and Controls	32
3.8 No Undisclosed Liabilities	34
3.9 Absence of Certain Changes	34
3.10 Compliance with Laws and Orders	35
3.11 Permits	35
3.12 Litigation; Orders; Regulatory Agreements	37
3.13 Material Contracts	38
3.14 Taxes	41
3.15 Employee Benefits	44
3.16 Labor Matters	47
3.17 Real Property	48
3.18 Environmental Matters	48
3.19 Assets; Personal Property	49
3.20 Intellectual Property	49
3.21 Insurance	51
3.22 Related Party Transactions	52
3.23 State Anti-Takeover Statutes	52

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3.24 Brokers	52
3.25 Opinion of Financial Advisor	52
3.26 Canadian Assets and Revenues	52

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS	52

4.1 Organization and Standing	53
4.2 Authorization; Board Approvals	53
4.3 Non-contravention; Required Consents	54
4.4 Capitalization	55
4.5 SEC Reports; Other Reports	55
4.6 Financial Statements and Controls	56
4.7 No Undisclosed Liabilities	58
4.8 Absence of Certain Changes	58
4.9 Compliance with Laws and Orders; Permits	58
4.10 Litigation; Orders	58
4.11 Taxes	59
4.12 Ownership of Company Capital Stock	59
4.13 No Contracts with Company Directors and Executive Officers	59
4.14 Brokers	59

ARTICLE V INTERIM CONDUCT OF BUSINESS	59

5.1 Affirmative Obligations of the Company	59
5.2 Negative Obligations of the Company	60

ARTICLE VI ADDITIONAL AGREEMENTS	64

6.1 No Solicitation	64
6.2 Reasonable Best Efforts to Complete	66
6.3 Regulatory Filings	67
6.4 Anti-Takeover Laws	69
6.5 Registration Statement; Proxy Statement/Prospectus	69
6.6 Company Stockholder Meeting	71
6.7 Company Board Recommendation	72
6.8 Access; Notice and Consultation	75
6.9 Confidentiality	77
6.10 Public Disclosure	77
6.11 Employee Matters	77
6.12 Directors’ and Officers’ Indemnification and Insurance	79
6.13 Resignation of Officers and Directors of Company Subsidiaries	81
6.14 Section 16 Resolutions	81
6.15 Nasdaq Listing	81
6.16 Registration Statements for Assumed Options and Other Awards	81
6.17 Obligations of the Merger Subs	82
6.18 Tax Matters	82
6.19 Funded Debt	82

ARTICLE VII CONDITIONS TO THE MERGER	82

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7.1 Conditions to Each Party’s Obligations to Effect the Merger	82
7.2 Additional Conditions to the Obligations of Parent and the Merger Subs	84
7.3 Additional Conditions to the Company’s Obligations to Effect the Merger	86

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	87

8.1 Termination	87
8.2 Notice of Termination; Effect of Termination	90
8.3 Fees and Expenses	90
8.4 Amendment	92
8.5 Extension; Waiver	92

ARTICLE IX GENERAL PROVISIONS	92

9.1 Survival of Representations, Warranties and Covenants	92
9.2 Notices	92
9.3 Assignment	93
9.4 Entire Agreement	94
9.5 Third Party Beneficiaries	94
9.6 Severability	94
9.7 Other Remedies	94
9.8 Governing Law	94
9.9 Specific Performance	94
9.10 Consent to Jurisdiction	95
9.11 WAIVER OF JURY TRIAL	95
9.12 Counterparts	95

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 8, 2009 by and among TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”), Tango Acquisition Corporation One, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Tango Acquisition Corporation Two, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), and thinkorswim Group Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.
W I T N E S S E T H:
     WHEREAS, each of the respective Board of Directors of Parent, the Merger Subs and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, and as a single integrated transaction, Merger Sub One will be merged with and into the Company (the “First Step Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company will continue as the surviving corporation of the First Step Merger and each share of the Company Common Stock outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, immediately following the First Step Merger, Parent will cause the Company to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”).
     WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, certain executive officers of the Company, in their respective capacities as stockholders of the Company, are entering into Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are entering into employment agreements with Parent regarding their continued employment with Parent or an Affiliate thereof on and after the

Closing Date, each to be effective as of the Effective Time (each, a “Key Employee Employment Agreement” and collectively, the “Key Employee Employment Agreements”).
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, the Merger Subs and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Acquisition Proposal” shall mean any indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.
          (b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:
               (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;
               (ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;
               (iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty five percent

(85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;
               (iv) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of the Company or one or more of its Subsidiaries that generate or constitute, individually or in the aggregate, fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;
               (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; or
               (vi) any combination of the foregoing transactions;
provided, however, that for the purposes of references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3, the references in this definition of Acquisition Transaction to “fifteen percent (15%)” and “eighty-five percent (85%)” shall be replaced by “fifty percent (50%)”.
          (c) “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations.
          (d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (e) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2008 included in the Company’s quarterly report on Form 10-Q as filed with the SEC.
          (f) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

          (g) “CEA” shall mean the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (h) “CFTC” shall mean the United States Commodity Futures Trading Commission or any successor thereto.
          (i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
          (j) “Company Board” shall mean the Board of Directors of the Company.
          (k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
          (l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.
          (m) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
          (n) “Company Option” shall mean an option to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.
          (o) “Company Option Plans” shall mean (i) the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, (ii) the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, (iii) the Telescan, Inc. 2000 Stock Option Plan, (iv) the Telescan, Inc. Amended and Restated Stock Option Plan, and any other option plan of the Company or any of its Subsidiaries.
          (p) “Company Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Company.
          (q) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company or any of its Subsidiaries.
          (r) “Company Regulatory Agreement” shall mean any cease-and-desist or other order or enforcement action issued to or against the Company or any of its Subsidiaries by, any written Contract, consent agreement or memorandum of understanding that the Company or any of its Subsidiaries have with, any commitment letter or similar undertaking by the Company or any of its Subsidiaries to, or any extraordinary supervisory letter to the Company or any of its Subsidiaries from, any order or directive to the Company or any of its Subsidiaries by, or any board resolutions adopted by the Company or any of its Subsidiaries at the request of, any Governmental Authority.
          (s) “Company Restricted Stock Units” shall mean an award which promises to issue a share of Company Common Stock in the future under any of the Company Option Plans, and shall include the Restricted Stock Units to be granted pursuant to the Option Exchange Program.
          (t) “Company Stock Awards” shall mean Company Options, Company Restricted Stock and Company Restricted Stock Units.
          (u) “Contract” shall mean any contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, or other legally binding instrument, commitment, arrangement or understanding of any kind or character, whether oral or in writing.
          (v) “Credit Agreement” shall mean the Credit Agreement, dated as of February 13, 2007, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
          (w) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.
          (x) “DOL” shall mean the United States Department of Labor or any successor thereto.
          (y) “Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).
          (z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

          (aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (bb) “FINRA” shall mean the Financial Industry Regulatory Authority or any successor thereto.
          (cc) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.
          (dd) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including FINRA and IIROC), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.
          (ee) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, or is otherwise a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
          (ff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (gg) “IIROC” shall mean the Investment Industry Regulatory Association of Canada or any successor thereto.
          (hh) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) trade secrets (as defined in the Uniform Trade Secrets Act) or under applicable common Law, proprietary know-how and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) Internet domain names, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.
          (ii) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
          (jj) “Knowledge” of any Person, with respect to any matter in question, shall mean the actual knowledge of any of the directors or executive officers of such Person.

          (kk) “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          (ll) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), arbitration, criminal prosecution, examination or audit by any Person or pending before any Governmental Authority.
          (mm) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).
          (nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          (oo) “Loan” shall mean any extension of credit (including any commitment to extend credit).
          (pp) “Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Material Adverse Effect, (x) has or would reasonably be expected to have a material adverse effect on the assets (including intangible assets), liabilities (including contingent liabilities), business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) would materially impair such Person’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or (z) would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) to the extent resulting from the following shall be deemed to be or constitute a “Material Adverse Effect,” and no facts, circumstances, changes or effects to the extent resulting from the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
               (i) general market, economic or political conditions in the United States or any other jurisdiction in which such Person or any of its Subsidiaries has substantial business or operations, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), except and only to the extent that such conditions have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies organized and based in the U.S. and operating in the same industries in which such Person operates;
               (ii) general conditions in the financial services industry, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), except and only to the extent that such conditions have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies organized and based in the U.S. and operating in the same industries in which such Person operates;
               (iii) changes or proposed changes in GAAP or Law occurring after the date of this Agreement;
               (iv) the public announcement of this Agreement or pendency of the Merger, including any loss of or adverse change in the relationship of such Person and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto to the extent resulting from the announcement of this Agreement or the pendency of the Merger;
               (v) any action or omission by such Person or its Subsidiaries taken with the prior written consent of the other parties hereto;
               (vi) any failure of such Person to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth above, the underlying cause(s) of any such failure, as well as the business and financial performance of such Person, may be taken into consideration when determining whether a Material Adverse Effect has occurred or may, would or could occur);
               (vii) any decline in the market price or change in the trading volume of such Person’s public equity securities, in and of itself (it being understood that, subject to the other exceptions set forth above, the underlying cause(s) of any such decline or change, as well as the business and financial performance of such Person, may be taken into consideration when determining whether a Material Adverse Effect has occurred or may, would or could occur); and
               (viii) with respect to the Company, any of the matters disclosed in the Company Disclosure Schedule, and with respect to Parent, any of the matters disclosed in the Parent Disclosure Schedule.
          (qq) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.
          (rr) “Net Capital Rule” shall mean Rule 15c3-1 under the Exchange Act.

          (ss) “NFA” shall mean the National Futures Association or any successor thereto.
          (tt) “Open Source License” shall mean any license, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL,) the Sun Industry Standards License (SISL) and the Apache License, requiring software to be disclosed or distributed as “free software”, “open source software” or in source code form or redistributable at no charge.
          (uu) “Option Exchange Ratio” shall mean the sum of (x) the Stock Consideration plus (y) the quotient obtained by dividing (1) the Cash Consideration, by (2) the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on the Nasdaq Global Select Market for the trading day immediately prior to the day on which the Effective Time occurs.
          (vv) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.
          (ww) “OSC” shall mean the Ontario Securities Commission.
          (xx) “Parent Board” shall mean the board of directors of Parent.
          (yy) “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.
          (zz) “Permitted Liens” shall mean any or all of the following: (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement, (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent; (v) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority; (vi) covenants, easements and rights-of-way shown on public records, (vii) Liens imposed on the underlying fee interest in leased property that are not caused by the Company or any of its Subsidiaries; (viii) Liens imposed under applicable Law, including federal, state or foreign securities Laws, and (ix) Liens that do not materially interfere with the value or the current use or operation of the property subject thereto.

          (aaa) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
          (bbb) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Authority.
          (ccc) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.
          (ddd) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
          (eee) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (fff) “Source Code” shall mean software code, which may be printed out or displayed in human readable form.
          (ggg) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
          (hhh) “Superior Proposal” shall mean any unsolicited, bona fide written offer or proposal (that has not been withdrawn) for a transaction providing for the acquisition of all of the outstanding voting securities of the Company which the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) (i) is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated by this Agreement, (ii) is reasonably likely to receive all requisite regulatory approvals, and (iii) is reasonably likely to be consummated on the terms and conditions contemplated thereby, in each case taking into account, in addition to any other factors determined by the Company Board to be relevant, (A) all financial considerations relevant thereto, including conditions in the financial and credit markets, (B) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (C) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (D) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board, and (E) any offer capable of acceptance made by Parent in connection therewith or response thereto.
          (iii) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement).
          (jjj) “Tax Act” shall mean the Income Tax Act (Canada) and its regulations thereunder, as amended.
          (kkk) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.
          (lll) “Underwater Option” shall mean each Company Option with a per share exercise price equal to or greater than the sum of (i) the Cash Consideration plus (ii) the product of (1) the Stock Consideration times (2) the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on the Nasdaq Global Select Market for the trading day immediately prior to the day on which the Effective Time occurs.
     1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

401(k) Plan	6.11(b)
Adjusted Restricted Stock	2.8(a)
Agreement	Preamble

Term	Section Reference

Antitrust Approval	7.1
Assumed Option	2.8(e)
Assumed Restricted Stock Unit	2.8(f)
Book-Entry Shares	2.9(b)
Cancelled Company Shares	2.7(b)
Capitalization Date	3.4(a)
Cash Consideration	2.7(b)
Certificate	2.9(b)
Certificate of Merger	2.3(a)
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreements	3.16(a)
Company	Preamble
Company Board Recommendation	6.7(a)
Company Board Recommendation Change	6.7(a)
Company Disclosure Schedule	Article III
Company Insiders	6.14
Company Registered Intellectual Property	3.20(a)
Company Restricted Stock	2.8(a)
Company SEC Reports	3.6(a)
Company Securities	3.4(c)
Company Stockholder Meeting	6.6(a)
Confidentiality Agreement	6.9
Consent	3.3(b)
Continuing Employees	6.11(d)
D&O Insurance	6.12(b)
Delaware Secretary of State	2.3(a)
DGCL	Recitals
Dissenting Company Shares	2.7(b)
Effective Time	2.3(a)
Employee Plans	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Agent	2.9(a)
Exchange Fund	2.9(a)
Final Surviving Corporation	2.1(b)
First Step Merger	Recitals
Foreign Employees	3.15(j)
In-Licenses	3.20(g)
Incentives	3.14(o)
Indemnified Parties	6.12(a)
Integrated Merger	Recitals
Interim Surviving Corporation	2.1(a)
International Employee Plans	3.15(a)

Term	Section Reference

Intervening Event	6.7(b)
Investment Company Act	3.11(e)
IP Licenses	3.20(h)
Leased Real Property	3.17
Leases	3.17
Legal Proceeding Matters	6.8(d)
Material Contract	3.13(a)
Maximum Premium	6.12(b)
Merger	Recitals
Merger Consideration	2.7(b)
Merger Proposal	6.6(a)
Merger Sub One	Preamble
Merger Sub Two	Preamble
Option Exchange Program	2.8(b)
Option Exchange Proposal	2.8(c)
Out-Licenses	3.20(h)
Paragon	3.24
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent SEC Reports	4.5(a)
Permits	3.11(a)
Proxy Statement/Prospectus	6.5(a)
Qualifying Amendment	6.5(c)
Registration Statement	6.5(a)
Regulation M-A Filing	6.5(d)
Regulatory Filings	3.11(c)
Requisite Merger Approval	3.2(c)
Requisite Option Exchange Approval	3.2(c)
Restricted Stock Units	2.8(b)
Reviewable Transaction	8.1(b)
RoHS Directive	1.1(y)
Second Step Merger	Recitals
Specified Company Representations	7.2(a)
Specified Parent Representations	7.3(a)
Stock Consideration	2.7(b)
Subsidiary Securities	3.5(d)
Tax Opinions	6.18
Termination Date	8.1(b)
Termination Fee Amount	8.3(b)
Trade Secrets	1.1(hh)
Trademarks	1.1(hh)
Voting Agreement(s)	Recitals
WEEE Directive	1.1(y)

     1.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.
          (d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.
          (e) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.
          (f) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.
          (g) Unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
          (h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
     2.1 The Integrated Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub One shall be merged with and into the Company in the First Step Merger, the separate corporate existence of Merger Sub One shall thereupon cease and the Company shall continue as the surviving corporation of the First Step Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the First Step Merger, is referred to herein as the “Interim Surviving Corporation.”
          (b) As part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, the Interim Surviving Corporation shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Sub Two shall continue as the surviving corporation of the Second Step Merger and as a wholly-owned Subsidiary of Parent. Merger Sub Two, as the surviving corporation of the Second Step Merger, is referred to herein as the “Final Surviving Corporation.”
     2.2 The Closing. The consummation of the Integrated Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York, on a date and at a time to be agreed upon by Parent, Merger Sub One, Merger Sub Two and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).
     2.3 Effective Time of First Step Merger and Second Step Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, promptly after the Closing on the Closing Date, Parent, Merger Sub One and the Company shall cause the First Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub One and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
          (b) As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.
     2.4 Effect of the First Step Merger and Second Step Merger.
          (a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Interim Surviving Corporation.
          (b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub Two as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub Two as the surviving entity in the Second Step Merger.
     2.5 Organizational Documents.
          (a) Interim Surviving Corporation.
               (i) At the Effective Time, subject to the provisions of Section 6.12, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub One as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Interim Surviving Corporation shall be amended so that the name of the Interim Surviving Corporation shall be “thinkorswim Group Inc.”.
               (ii) At the Effective Time, subject to the provisions of Section 6.12, the Bylaws of Merger Sub One as in effect immediately prior to the Effective Time shall become the Bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Interim Surviving Corporation and such Bylaws.
          (b) Final Surviving Corporation.
               (i) Unless otherwise determined by Parent prior to the Effective Time (but subject to Section 6.12), the Certificate of Incorporation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the Certificate of Incorporation of the Final Surviving Corporation in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the effective time of the Second Step Merger, the Certificate of Incorporation of the Final Surviving Corporation

shall be amended so that the name of the Final Surviving Corporation shall be “thinkorswim Group Inc.”.
               (ii) Unless otherwise determined by Parent prior to the Effective Time (but subject to Section 6.12), the Bylaws of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the Bylaws of the Final Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Final Surviving Corporation and such Bylaws.
     2.6 Directors and Officers.
          (a) Interim Surviving Corporation. At the Effective Time, the directors of Merger Sub One immediately prior to the Effective Time shall become the directors of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub One immediately prior to the Effective Time shall become the officers of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly appointed.
          (b) Final Surviving Corporation. At the effective time of the Second Step Merger, the directors of the Interim Surviving Corporation shall become the directors of the Final Surviving Corporation, each to hold the office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation until their respective successors are duly elected and qualified. At the effective time of the Second Step Merger, the officers of the Interim Surviving Corporation immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation until their respective successors are duly appointed.
     2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Common Stock:
          (a) Merger Sub One Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub One issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Interim Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Merger Sub One shall thereafter evidence ownership of shares of common stock of the Interim Surviving Corporation.
          (b) Company Capital Stock.

               (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares), including any Company Restricted Stock that shall have ceased, as a result of or immediately prior to the Effective Time, to be unvested or subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of such Company Stock Award or other agreement governing such Company Restricted Stock (which shall include any vesting as a result of any resignation delivered pursuant to Section 6.13 hereof) shall be canceled and extinguished and automatically converted into the right to receive a combination of (A) $3.34 in cash, without interest (such per share cash amount being referred to herein as the “Cash Consideration”) plus (B) 0.3980 validly issued, fully paid and nonassessable shares of Parent Common Stock (such per share amount being referred to herein as the “Stock Consideration”), upon the surrender of the certificate representing such share of Company Common Stock (or the receipt of an agent’s message in the case of Book-Entry Shares) in the manner set forth in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 2.11). For all purposes of and under this Agreement, the term “Merger Consideration” shall mean the Cash Consideration plus the Stock Consideration, together with any cash payable under Section 2.7(b)(iii) in lieu of fractional shares of Parent Common Stock otherwise issuable pursuant hereto.
               (ii) Notwithstanding anything to the contrary set forth in this Agreement, (A) the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (B) the Cash Consideration and the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify in any respect the restrictions set forth in Article V). Furthermore, notwithstanding anything to the contrary set forth in this Agreement, the Cash Consideration shall be increased by an amount equal to the product of (x) the Stock Consideration times (y) the per share amount of any cash dividend declared by Parent in respect of Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.
               (iii) No fraction of a share of Parent Common Stock will be issued by virtue of the First Step Merger or pursuant to this Agreement, and in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall be entitled to receive from Parent, upon surrender of such holder’s

Certificate(s) in the manner set forth in Section 2.9, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price, rounded to the nearest one-tenth of a cent, of Parent Common Stock as reported by Nasdaq for the five (5) trading days immediately preceding the Closing Date.
               (iv) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent or the Company (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or shares held in satisfaction of a debt previously contracted) (collectively, “Cancelled Company Shares”), in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
               (v) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the First Step Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 2.9. The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (y) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

     2.8 Company Stock Awards.
          (a) With respect to any awards of shares of Company Common Stock that will be, immediately prior to the Effective Time, unvested or subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company (“Company Restricted Stock”) that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the transactions contemplated hereby, such Company Restricted Stock shall, notwithstanding any other provision of this Agreement, be converted into restricted shares, on the same terms and conditions as applied to each such share of Company Restricted Stock immediately prior to the Effective Time, with respect to the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Restricted Stock immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share) (the “Adjusted Restricted Stock”). The Adjusted Restricted Stock shall otherwise remain subject to the terms governing the applicable Company Stock Award evidencing the award of such Adjusted Restricted Stock.
          (b) To the extent permitted by applicable Law and Governmental Authorities, the Company shall make an offer to all holders of Underwater Options outstanding under the Company Option Plans immediately prior to the Effective Time, pursuant to which the holder affirmatively would agree in writing to the cancellation of all (but not less than all) of his or her Underwater Options in exchange for the grant by the Company to such holder of an award of restricted stock units (the “Option Exchange Program”). The Company and the Parent shall work together in good faith to determine the terms and conditions of both the Option Exchange Program and the restricted stock units to be granted thereunder (the “Restricted Stock Units”); provided, however, that the Restricted Stock Units shall be exempt from Section 409A of the Code; and, under all circumstances, the acceptance and completion by the Company of the Option Exchange Program shall occur immediately prior to the Effective Time following the satisfaction or waiver of the conditions set forth in Article VII.
          (c) The Company shall, subject to and in accordance with Section 6.6, seek stockholder approval (if required by applicable Law) for (i) the Option Exchange Program, (ii) amendment(s) to the applicable Company Option Plans or approval of a new plan to permit the grant of Restricted Stock Units to be issued pursuant to the Option Exchange Program; and (iii) any increase in the share reserves of the applicable Company Option Plans to ensure sufficient shares are available to grant the Restricted Stock Units (collectively these stockholder proposals are referred to hereinafter as the “Option Exchange Proposal”).
          (d) The Company shall perform its obligations under this Section 2.8 in compliance with the applicable tender offer rules of the Securities Act and the Exchange Act. The terms and conditions of such a tender offer shall be subject to the advance review and approval of Parent, which approval shall not be unreasonably withheld or delayed.

          (e) At the Effective Time, each Company Option (including any Underwater Option that is not cancelled pursuant to the Option Exchange Program) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Parent. In accordance with its terms and subject to the requirements of Section 422 of the Code, each Assumed Option shall (i) be converted into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Option, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and (ii) have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Company Common Stock subject to such Assumed Option, by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Option immediately prior to the Effective Time. It is the intention of the parties that each Assumed Option that qualified as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time.
          (f) At the Effective Time, each Company Restricted Stock Unit (which specifically shall include each Restricted Stock Unit granted pursuant to the Option Exchange Program) that is outstanding immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Restricted Stock Unit”). In accordance with its terms, each Assumed Restricted Stock Unit shall be converted into a restricted stock unit to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. Each Assumed Restricted Stock Unit shall otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective Company Restricted Stock Unit immediately prior to the Effective Time.
          (g) The Company shall take all actions necessary to implement a program for Persons holding Company Options that are or will be vested at any time prior to the Effective Time to exercise such Company Options contingent upon the Closing; provided, however, that in no event shall the Company be obligated to recommend, request or require that any such Company Options be exercised prior to the Effective Time.
          (h) Prior to the Closing, and subject to prior review and approval by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.8 under all Contracts relating to Company Options, Restricted Stock Units and Company Restricted Stock including specifically obtaining any required consents and delivering all required notices.

          (i) Notwithstanding anything herein to the contrary, if consummation of the exchange offer in connection with the Option Exchange Program contemplated by this Agreement requires information regarding Parent that Parent does not provide to the Company, then the Company shall be released from all representations, warranties, covenants and obligations under this Agreement expressly relating to the Option Exchange Program or Option Exchange Proposal, including under this Section 2.8, Article III and Section 6.6.
     2.9 Exchange Fund; Exchange of Shares.
          (a) Exchange Fund.
               (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to the Company entered into prior to the date on which Parent and the Company disseminate the Proxy Statement/Prospectus.
               (ii) At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article II, the following:
                    (A) a number of shares of Parent Common Stock sufficient to issue all Stock Consideration issuable pursuant to Section 2.7(b)(i);
                    (B) cash in an amount sufficient to pay all Cash Consideration payable pursuant to Section 2.7(b)(i); and
                    (C) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.7(b)(iii) and any dividends or other distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.9(c).
All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 2.7.
          (b) Exchange Procedures.
               (i) Promptly following the Effective Time, Parent and Merger Sub One shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 2.7(b)) and any dividends or other distributions to which such holders is entitled to receive pursuant to Section 2.9(c).
               (ii) Upon surrender of Certificates for cancellation to the Exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(b) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law), (B) the cash amounts such holders are entitled to receive pursuant to Section 2.7(b), (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.7(b)(iii), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.9(c), and any Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 2.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration issuable and payable in respect thereof and any dividends or distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.
          (c) Dividends and Other Distributions. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 2.7(b)(iii), will be paid to the holders of any unsurrendered Certificates or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates or Book-Entry Shares shall surrender such Certificates or Book-Entry Shares in accordance with the terms of Section 2.9(b). Subject to applicable Law, promptly following the surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
          (d) Transfers of Ownership. In the event that shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (including as a result of a transfer of ownership of shares of Company Common Stock that has not been registered in the stock transfer books or ledger of the Company), it will be a condition of the issuance of such shares of Parent Common Stock that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
          (e) Required Withholding. Each of the Exchange Agent, Parent and the Final Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Interim Surviving Corporation, the Final Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.
          (g) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 2.9 shall thereafter look only to Parent for issuance or payment of the Merger Consideration issuable and payable in respect thereto pursuant to Section 2.7(b) and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Any portion of the Exchange Fund that remains undistributed or unclaimed as of immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

     2.10 No Further Ownership Rights in Company Common Stock. Subject to the provisions of Section 2.7, from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions issuable or payable in respect thereof pursuant to Section 2.9(c) upon the surrender thereof in accordance with the provisions of Section 2.9. The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(a) and Section 2.9(c)), or with respect to the Assumed Restricted Stock, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Interim Surviving Corporation or the Final Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
     2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or distributions issuable or payable in respect thereof pursuant to Section 2.9(c); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Interim Surviving Corporation, the Final Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.12 Tax Treatment. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.
     2.13 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation or the Final Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub One, the directors and officers of the Company and Merger Sub One shall take all such lawful and necessary action. If, at any time after the effective time of the Second Step Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving

Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Interim Surviving Corporation and Merger Sub Two, the directors and officers of the Interim Surviving Corporation and Merger Sub Two shall take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure letter delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), which expressly identifies the Section (and, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure set forth in the Company Disclosure Schedule relating to one Section or subsection of this Agreement shall also apply to any other Sections and subsections of this Agreement if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent, Merger Sub One and Merger Sub Two as follows:
     3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws of the Company, in each case as in effect on the date hereof, and (b) all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board since January 1, 2006. The Company is not in material violation of its certificate of incorporation or bylaws, and the Company has not violated its certificate of incorporation or bylaws in any material respect since January 1, 2006.
     3.2 Corporate Approvals.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the

Merger, obtaining the Requisite Merger Approval, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub One and Merger Sub Two, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) At a meeting duly called and held on January 7, 2009, the Company Board unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company stockholders, (iii) approved this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend that the stockholders of the Company approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.
          (c) Assuming that the representations of Parent and the Merger Subs set forth in Section 4.12 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Merger Proposal (the “Requisite Merger Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to adopt this Agreement and consummate the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Option Exchange Proposal (the “Requisite Option Exchange Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to consummate the Option Exchange Program.
     3.3 Non-contravention; Required Consents.
          (a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other equivalent constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.3(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Merger Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any U.S. federal, state or non-U.S. securities laws or rules and regulations promulgated thereunder, federal commodity futures laws, or rules of a self-regulatory organization, including compliance with any applicable requirements of the Exchange Act, the Advisers Act, the CEA, or the rules of FINRA or the NFA, (iii) such filings, notices and approvals as may be required by any Canadian provincial or territorial securities laws or securities regulators or rules of IIROC or other self-regulatory organizations, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) shares of Company Common Stock, and (ii) one million (1,000,000) shares of Company Preferred Stock. As of the close of business on January 6, 2009 (the “Capitalization Date”): (A) 66,760,578 shares of Company Common Stock were issued and outstanding, of which 191,775 were unvested and subject to a right of repurchase as of such date, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan in compliance with the terms of this Agreement. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.
          (b) The Company has reserved 5,109,874 shares of Company Common Stock for issuance under the thinkorswim Group Inc. Second Amended and Restated 2001

Stock Option Plan. As of the close of business on the Capitalization Date, with respect to the Company Option Plans, there were outstanding Company Options to purchase or otherwise acquire 5,505,591 shares of Company Common Stock, of which 3,159,161 were exercisable as of such date and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 5.1. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Employee Plans and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.
          (c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 3.4(c) Part 1 of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date on which such option was granted, the vesting schedule for such option (including any acceleration provisions with respect thereto), including the extent unvested and vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.4(c) Part 2 of the Company Disclosure Schedule sets forth, with respect to each holder of Company Restricted Stock, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
     3.5 Subsidiaries.
          (a) Section 3.5(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company and includes details of their capitalization, shareholders and registrations with commercial registers. Except for the Subsidiaries, securities and other interests held in a fiduciary capacity and beneficially owned by third parties, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person, other than capital stock of, or other equity or voting interests in, any Person that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such Person.
          (b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws or other equivalent constituent documents, as amended to date, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent governing documents, and none of the Company’s Subsidiaries has violated its certificate of incorporation, bylaws or other applicable constituent governing documents since January 1, 2006, in each case except such violations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens other than restrictions on transfer imposed by applicable Law.

          (d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
     3.6 SEC Reports; Other Reports.
          (a) The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2006 and prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed or furnished by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished by the Company with the SEC on or prior to the Effective Time that are not required to be so filed, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Advisers Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) and IARD databases of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not and will not contain, as the case may be, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

          (b) The Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006, with any Governmental Authority (other than the SEC) and have paid all material fees and assessments due and payable in connection therewith.
     3.7 Financial Statements and Controls.
          (a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports complied, and in the case of consolidated financial statements to be filed in or furnished in Company SEC Reports after the date hereof, will comply, in all material respects with the published rules and regulations of the SEC with respect thereto and they have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.
          (b) The Company has established, and maintains and enforces, a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. Neither the Company nor any of its Subsidiaries nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

          (c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.
          (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.
          (e) Since January 1, 2006, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
          (f) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
          (g) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

     3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet (including the notes thereto and the notes to the financial statements included in the annual report on the Company’s Form 10-K for the year ended December 31, 2007, as filed with the SEC) as filed with the SEC, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities under this Agreement, or (d) Liabilities that are executory obligations under Contracts to which the Company or any of its Subsidiaries is or may hereafter become a party or is or may hereafter become bound (other than Liabilities thereunder due to breaches by the Company or any of it Subsidiaries of the terms set forth therein).
     3.9 Absence of Certain Changes.
          (a) Since the date of the Balance Sheet, there has not been or occurred any event, development, change, circumstance or condition that would have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Since the date of the Balance Sheet through the date of this Agreement, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred:
               (i) any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries;
               (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;
               (iii) any change in any method of accounting or accounting principles or practice, or Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;
               (iv) any amendment of the Company’s or any Subsidiary’s certificate of incorporation or bylaws or other constituent documents;
               (v) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than any acquisition or redemption permitted by the terms of the Company Stock Award;
               (vi) any incurrence or assumption of any long-term or short-term debt for borrowed money or issuance of any debt securities by the Company or any of its

Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than loans or advances to employees or direct or indirect loans, advances or capital contributions to indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien (other than a Permitted Lien) thereupon;
               (vii) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries of the Company and other than the Merger); or
               (viii) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employee whose base salary does not exceed $150,000 per annum, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with current or future employees who are not officers and are terminable “at will” without the Company or its Subsidiaries incurring any material liability or financial obligation).
     3.10 Compliance with Laws and Orders. The Company and each of its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to the Company, its Subsidiaries, or any of the Owned Real Property or Leased Real Property of the Company or any of its Subsidiaries, or to the conduct of the business or operations of the Company or any of its Subsidiaries.
     3.11 Permits.
          (a) The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (b) The Company, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, associated person, or salesperson with the SEC, the CFTC or Canadian provincial or territorial securities regulators (or in equivalent capacities with any other Governmental Authority) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective directors, officers, and employees, and other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
          (c) The Company and its Subsidiaries have timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, CFTC, FINRA, NFA, IIROC, OSC, other applicable Canadian provincial and territorial securities regulators, any clearing agency or other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Regulatory Filings”). The Regulatory Filings are in full force and effect and were prepared in accordance with applicable Law, and all fees and assessments due and payable in connection therewith have been paid in a timely manner. There is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any of the Regulatory Filings.
          (d) The Company has delivered or made available to Parent a true, correct and complete copy of (i) the currently effective Forms ADV, BD or 7-R as filed with or deemed filed with the SEC or the NFA, as applicable, by each Subsidiary of the Company required to file such forms, (ii) all state, provincial and other federal registration forms applicable to such Subsidiary as a registered investment adviser, broker-dealer or introducing broker, and (iii) all reports and all material correspondence filed by each Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state or foreign Laws. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (e) Except as (x) would not, individually or in the aggregate, have a Material Adverse Effect on the Company or (y) disclosed on the Forms ADV, BD or 7-R of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act), “persons associated with an investment adviser” (as defined in the Advisers Act), or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”)) has been or is the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Forms ADV or BD and no material disciplinary proceeding or order is pending or threatened, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker, a dealer or an associated person of a broker or dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.
          (f) The Company and its Subsidiaries have at all times since January 1, 2004, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in compliance with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board or directors or trustee directives and applicable Law. There are no disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.
          (g) Section 3.11(g) of the Company Disclosure Schedule sets forth with respect to the Company and its Subsidiaries a complete and accurate list of all (i) broker-dealer licenses or registrations, (ii) all licenses and registrations as an investment adviser under the Advisers Act, applicable Canadian provincial and territorial securities law or any similar state or foreign laws and (iii) all licenses and registrations as an introducing broker under the CEA or any similar state or foreign Laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser or commodity pool operator under the CEA or any similar state laws.
     3.12 Litigation; Orders; Regulatory Agreements.

          (a) Except for any Legal Proceeding challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (or, to the Knowledge of the Company, any pending or threatened investigation by any Governmental Authority) (i) against the Company, any of its Subsidiaries or any of their respective properties that (A) involves, or would be reasonably expected to involve, damages or settlement payments in excess of $250,000 or any non-monetary settlement, (B) seeks material injunctive relief, or (C) that would, individually or in the aggregate, have a Material Adverse Effect on the Company, or (ii) to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement.
          (b) Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, other than any Order that is generally applicable to Persons engaged in the businesses engaged in by the Company or its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries is subject to any Company Regulatory Agreement that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement.
     3.13 Material Contracts.
          (a) For purposes of this Agreement, a “Material Contract” shall mean all of the following Contracts to and by which the Company or any of its Subsidiaries is a party or is bound:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;
               (ii) any employment, independent contractor or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, independent contractor or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $250,000 other than Contracts with contractors that can be terminated without penalty upon notice of ninety (90) days or less;
               (iii) any Contract or plan, including the Company Stock Plans or any stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iv) any material Contract for the performance of clearing, brokerage or execution services, and any other Contract for the performance of clearing, brokerage or execution services that differs in any material respect from the Company’s standard form contracts identified in Section 3.13(a)(iv) of the Company Disclosure Schedule which have been made available to Parent prior to the date of this Agreement;
               (v) any material Contract for the performance of investment advisory services, and any other Contract for the performance of investment advisory services that differs in any material respect from the Company’s standard form contracts identified in Section 3.13(a)(v) of the Company Disclosure Schedule which have been made available to Parent prior to the date of this Agreement;
               (vi) any Contract providing for material indemnification or any guaranty of third party obligations (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations;
               (vii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to a third party, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Final Surviving Corporation or any of their respective Subsidiaries) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to distribute or offer any products or services, in each case other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;
               (viii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
               (ix) the top five (5) dealer, distributor, joint marketing or development Contracts (as measured by continuing annual costs to be incurred by, and annual fees to be paid by, the Company or any of its Subsidiaries) to develop or market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;
               (x) any IP License, development agreement or other Contract involving material Company Intellectual Property;
               (xi) any Contract (A) containing any material financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;
               (xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business consistent with past practice;
               (xiii) any Contract entered into since January 1, 2006 to settle a Legal Proceeding, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid or is reserved for on the Balance Sheet) and does not exceed $250,000 as to such settlement;
               (xiv) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;
               (xv) any Contract which limits the payment of dividends by the Company or any of its Subsidiaries;
               (xvi) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar agreement or arrangement with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
               (xvii) any Contract which relates to an acquisition, divestiture, merger or similar transaction and which contains any material obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; and
               (xviii) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xvii) above.

          (b) Section 3.13 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Material Contracts.
          (c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     3.14 Taxes.
          (a) Since January 1, 2004, all material Tax Returns required by applicable Laws to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns are true, correct and complete in all material respects.
          (b) Since January 1, 2004, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all material Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed, or has established in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries, and has established adequate reserves and made any appropriate disclosures in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The Company has made available to Parent complete and accurate copies of all income, franchise, non-U.S. and other material Tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for any taxable years commencing after January 1, 2004.
          (c) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to material Taxes, other than Permitted Liens.
          (d) There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any material Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for material Taxes, and there are no agreements, arrangements, waivers or objections in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.
          (e) Since January 1, 2004, the Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Laws.
          (f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns for all taxable years for which the applicable statute of limitations has not expired all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Laws.
          (g) Neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any material portion of a Tax (or pay any material amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) (other than pursuant to customary commercial contracts not primarily related to Taxes) and (ii) any Liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by operation of law, by contract or otherwise.
          (h) No written claim has been made during the past three (3) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.
          (i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), including any “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
          (j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar Laws by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Authority has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries to the extent that any such adjustments would be required to be made for any taxable period (or portion thereof) after the Closing Date.

          (k) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date or (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar Laws) in connection with a transaction consummated prior to the Closing.
          (l) The Company is not a United States Real Property Holding Corporations within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.
          (m) (i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code; and (ii) each nonqualified deferred compensation plan subject to Section 409A of the Code in all material respects has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable guidance issued thereunder. Neither the Company nor any of its Subsidiaries is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.
          (n) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 2004, by a Governmental Authority relating to U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.
          (o) Section 3.14(o) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) any material exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax relief and (ii) other material financial grants, subsidies or similar incentives granted by a Governmental Authority, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives.
          (p) Section 3.14(p) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.
          (q) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.
          (r) There are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to thinkorswim Canada, Inc. thinkorswim Canada, Inc. has not claimed any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of thinkorswim Canada, Inc. for any period ending after the Closing Date.
          (s) For all transactions between thinkorswim Canada, Inc., on the one hand, and any non-resident Person with whom thinkorswim Canada, Inc. was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, thinkorswim Canada, Inc. has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.
          (t) thinkorswim Canada, Inc. has not, and has not been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or company with whom it does not deal at arm’s length within the meaning of the Tax Act.
     3.15 Employee Benefits.
          (a) Sections 3.15(a)(i) and Section 3.15(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list, as of the date hereof, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other material employment, independent contractor and consulting agreements, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, independent contractor, consultant or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the

“Employee Plans”). With respect to each Employee Plan other than any International Employee Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan since January 1, 2005; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above, if any, issued by a Governmental Authority relating to the satisfaction of Laws necessary to obtain the most favorable tax treatment and (G) all material amendments, modifications or supplements to any such document.
          (b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan provides welfare benefits that are not fully insured through an insurance contract.
          (c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA, the Code and the codes of practice issued by the applicable Governmental Authority. There are no International Employee Plans.
          (d) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability under the terms of any Employee Plan or any applicable Law, including without limitation ERISA or the Code. Except as required by Laws or the terms of any Employee Plans, neither the Company nor any of its Subsidiaries has announced any intent (whether or not binding) to amend in any material respect or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

          (e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.
          (g) No Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws.
          (h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
          (i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.15(i) of the Company Disclosure Schedule lists each Company “disqualified individual” (as defined in Section 280G of the Code), assuming for this purpose that the date of the “change in ownership or control of the corporation” is the date hereof for purposes of determining the “disqualified individual determination period” under Section 280G of the Code. No payment or benefit which will or may be made by the Company or any of its Subsidiaries will result in any amount failing to be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.
          (j) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).
     3.16 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any employee of the Company or any of its Subsidiaries. There are no currently existing lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Material Adverse Effect on the Company nor have there been any such lockouts, strikes, slowdowns or work stoppages since January 1, 2004. The Company and its Subsidiaries are not, nor have they been since January 1, 2004, a party to any collective redundancy agreements (including social plans or job protection plans).
          (b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, secondment and expatriation, employee safety and health, wages (including overtime wages), compensation, hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). All employees of the Company and its Subsidiaries located in the United States are terminable “at will”, which means for purposes of this Section 3.16(b) that the employment of such employees are terminable by the Company or its subsidiaries without (i) cause or (ii) notice, and without regard to any obligation to make any post-termination payments or provide any post-termination benefits.
          (c) To the Knowledge of the Company, no trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any Canadian jurisdiction in which the Company or any of its Subsidiaries carries on business.
     3.17 Real Property. The Company and its Subsidiaries do not own any real property. Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally, the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.
     3.18 Environmental Matters. Neither the Company nor any of its Subsidiaries: (i) has received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Substances related activities of the Company or its Subsidiaries; or (iv) has any Knowledge of any fact or circumstance that would be reasonably likely involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any material environmental liability. The Company and its Subsidiaries have delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material records in the Company’s and Subsidiaries’ possession concerning the Hazardous Substances activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries. To the Company’s Knowledge, there are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries such as could give rise to any material liability or material corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.
     3.19 Assets; Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use all machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for defects in title that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     3.20 Intellectual Property.
          (a) Section 3.20(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). To the Company’s Knowledge, the Company Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications).
          (b) All Company Intellectual Property is free and clear of any Liens, except for Permitted Liens. Since January 1, 2005, neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.
          (c) The Company and its Subsidiaries have taken all commercially reasonable steps to protect both (i) their Trade Secrets that they wish to, or are required to, protect as confidential and (ii) any Trade Secrets of any third parties provided to the Company or any of its Subsidiaries under a condition of confidentiality. Without limiting the foregoing, the Company and its Subsidiaries have, and make commercially reasonable efforts to enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement.
          (d) There is no pending or, to the Company’s Knowledge, threatened Legal Proceeding before any Governmental Authority in any jurisdiction alleging that (i) any activities, services or the conduct of the Company or any of its Subsidiaries infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property, or (iii) activities, services or the conduct of a third party infringes, violates or misappropriates the Company Intellectual Property. The Company is not bound by any Orders naming the Company or any of its Subsidiaries which (i) restricts the Company’s or any of its Subsidiaries’ right to use, license or transfer any Company

Intellectual Property, (ii) restrict any conduct of the business of the Company or any of its Subsidiaries which may infringe any third party’s Intellectual Property Rights, or (iii) compels or requires the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice within the past two (2) years from any third party that the operation of the business of the Company or any of its Subsidiaries, or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.
          (e) None of the services or operations of the Company or its Subsidiaries, including without limitation development, manufacture, sale, licensing or distribution of Company Products, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of Company, within the past two (2) years no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.
          (f) Neither the Company nor any of its Subsidiaries has granted a license to any third party to Source Code that is material to the business of the Company or any of its Subsidiaries without such party being bound by confidentiality restrictions or (ii) has distributed or is required to distribute any Source Code that is material to the business of the Company or any of its Subsidiaries free of charge pursuant to an Open Source License.
          (g) Section 3.20(g) of the Company Disclosure Schedule lists all material Contracts, as of the date hereof, pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the operation of the business of the Company or any of its Subsidiaries, other than licenses for “shrink wrap” or other commercially available software or other technology (“In-Licenses”).
          (h) Section 3.20(h) of the Company Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which the Company or any of its Subsidiaries has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).
          (i) Section 3.20(i) of the Company Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which the Company or any of its Subsidiaries has engaged, or entered into any agreement or arrangement with, a third party to develop or create any software or other technology or Intellectual Property Rights for the Company or any of its Subsidiaries and that is material to any of the Company’s or its Subsidiaries’ products, services or operations. The Company and its Subsidiaries have a current policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for the Company or any of its Subsidiaries of all Intellectual

Property Rights therein the that the Company or its Subsidiaries, as applicable, do not already own by operation of law.
          (j) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in any of the following occurring, which would not occur absent this Agreement or the transactions contemplated hereby: (i) Parent, any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, (it being understood and agreed that restrictions on the use of the licensed Intellectual Property Rights contained in the grant of any applicable In-Licenses are not deemed a restriction on the operation of the scope of the business), or (iii) Parent, any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party (x) other than those royalties or other material amounts payable by the Company or its Subsidiaries pursuant to any current license agreements or discounts offered to any third party by the Company or its Subsidiaries pursuant to any current license agreements or (y) in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (k) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by the Company or any of its Subsidiaries, of any personally identifiable information of any third parties has been in compliance with all applicable Laws and the Company’s and each of its Subsidiary’s privacy policies (including those privacy policies, if any, relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or any of its Subsidiaries, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by the Company or its Subsidiaries). To the Knowledge of the Company, no person had gained unauthorized access, as a result of the Company’s or its Subsidiaries’ actions or failure to act, to any personally identifiable information of a third party, collected or held by, the Company or its Subsidiaries.
     3.21 Insurance. Section 3.21 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all policies of insurance maintained by or on behalf of Company and its Subsidiaries with respect to their respective employees, properties and assets. All of the insurance policies of the Company and its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than denials and disputes in the ordinary course of business consistent with past practice.

     3.22 Related Party Transactions. Except as set forth in any Company SEC Report filed prior to the date hereof, compensation or other employment arrangements in the ordinary course, and Loans set forth in Section 3.22 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings that would be required to be disclosed by the Company pursuant to Section 404 of Regulation S-K promulgated under the Exchange Act.
     3.23 State Anti-Takeover Statutes. Assuming that the representations of Parent and the Merger Subs set forth in Section 4.12 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby or the Voting Agreements and the transactions contemplated thereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Voting Agreements or the transactions contemplated hereby or thereby.
     3.24 Brokers. Except for UBS Securities LLC and Paragon Capital Partners, LLC (“Paragon”) (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.
     3.25 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than stockholders of the Company entering into Voting Agreements and their respective Affiliates), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any respect.
     3.26 Canadian Assets and Revenues. As of December 31, 2008 and as of December 31, 2007, each of (i) the book value of the assets of thinkorswim Canada, Inc. and (ii) the aggregate book value of the assets in Canada of the Company and its Subsidiaries was less than CDN$50 million. The gross revenues from sales in or from Canada generated by the assets in Canada of the Company and its Subsidiaries for each of the twelve-month periods ended December 31, 2008 and December 31, 2007 were less than CDN$50 million.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUBS
     Except as set forth in the disclosure letter delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), which expressly identifies the Section (and, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure set forth in the Parent Disclosure Schedule relating to one Section or subsection of this Agreement shall also apply to any other Sections and subsections of this Agreement if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent, Merger Sub One and Merger Sub Two hereby represent and warrant to the Company as follows:
     4.1 Organization and Standing. Each of Parent, Merger Sub One and Merger Sub Two is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent, Merger Sub One and Merger Sub Two is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws (or other equivalent constituent documents, as applicable) of Parent, Merger Sub One and Merger Sub Two.
     4.2 Authorization; Board Approvals.
          (a) Each of Parent, Merger Sub One and Merger Sub Two has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, Merger Sub One and Merger Sub Two, the performance by Parent, Merger Sub One and Merger Sub Two of their respective obligations hereunder, and the consummation by Parent, Merger Sub One and Merger Sub Two of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub One and Merger Sub Two and no additional corporate or other actions or proceedings on the part of Parent, Merger Sub One or Merger Sub Two are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub One and Merger Sub Two and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub One and Merger Sub Two, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) At a meeting duly called and held on January 6, 2009, the Parent Board unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of Parent, and (iii) approved this Agreement and the transactions contemplated hereby. Pursuant to action taken by written consent on January 7, 2009, the board of directors of Merger Sub One unanimously (A) determined that this Agreement is advisable, (B) determined that the transactions contemplated hereby are fair to and in the best interests of the sole stockholder of Merger Sub One, and (C) approved this Agreement and the transactions contemplated hereby, all upon the terms and subject to the conditions set forth herein. Pursuant to action taken by written consent on January 7, 2009, the board of directors Merger Sub Two unanimously (x) determined that this Agreement is advisable, (y) determined that the transactions contemplated hereby are fair to and in the best interests of the stockholder of Merger Sub Two, and (z) approved this Agreement and the transactions contemplated hereby, all upon the terms and subject to the conditions set forth herein.
     4.3 Non-contravention; Required Consents.
          (a) The execution, delivery or performance by Parent, Merger Sub One and Merger Sub Two of this Agreement, the consummation by Parent, Merger Sub One and Merger Sub Two of the transactions contemplated hereby and the compliance by Parent, Merger Sub One and Merger Sub Two with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent, Merger Sub One or Merger Sub Two, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
          (b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub One, Merger Sub Two or any of their Affiliates in connection with the execution, delivery and performance by Parent, Merger Sub One or Merger Sub Two of this Agreement and the consummation by Parent, Merger Sub One or Merger Sub Two of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the certificate of merger for the Second Step Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any U.S. federal, state or non-U.S. securities laws or rules and regulations promulgated thereunder, federal commodity futures laws, or rules of a self-regulatory organization, including compliance with any applicable requirements of the Exchange Act, the Advisers Act, the CEA, or the rules of FINRA or the NFA, (iii) compliance with any applicable requirements of the HSR

Act and any applicable foreign antitrust, competition or merger control laws, (iv) the filing of a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
     4.4 Capitalization.
          (a) The authorized capital stock of Parent consists of (i) one billion (1,000,000,000) shares of Parent Common Stock, and (ii) one hundred million (100,000,000) shares of Parent Preferred Stock. As of the close of business on December 31, 2008: (i) 590,232,205 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 41,149, 655 shares of Parent Common Stock held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.
          (b) Parent has reserved 78,065,816 shares of Parent Common Stock for issuance under its equity plans. As of December 31, 2008, with respect to Parent’s stock option plans, there were outstanding equity awards to purchase or otherwise acquire 19,299,473 shares of Parent Common Stock.
          (c) Except as set forth in this Section 4.4, as of the close of business on December 31, 2008, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. There are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent.
          (d) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any agreement, other than the Stockholders Agreement among Parent, The Toronto-Dominion Bank and certain other stockholders of Parent, dated June 22, 2005, restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.
     4.5 SEC Reports; Other Reports.

          (a) Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2006 and prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed or furnished by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished by Parent with the SEC on or prior to the Effective Time that are not required to be so filed, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Advisers Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) and IARD databases of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Report did not and will not contain, as the case may be, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding written comments from the SEC with respect to any of the Parent SEC Reports.
          (b) Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2006 with any Governmental Authority (other than the SEC) and have paid all material fees and assessments due and payable in connection therewith.
     4.6 Financial Statements and Controls.
          (a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports complied, and in the case of consolidated financial statements to be filed in or furnished in Parent SEC Reports after the date hereof, will comply, in all material respects with the published rules and regulations of the SEC with respect thereto and they have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.
          (b) Parent has established, and maintains and enforces, a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Neither Parent nor any of its Subsidiaries nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.
          (c) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.
          (d) Since January 1, 2006, neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.
          (e) To Parent’s Knowledge, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
     4.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any material Liabilities other than (a) Liabilities reflected or otherwise reserved against on the quarter consolidated balance sheet of Parent included in its Form 10-K for the fiscal year ended September 30, 2008 (including the notes thereto) as filed with the SEC, (b) Liabilities incurred after September 30, 2008 in the ordinary course of business consistent with past practice, (c) Liabilities under this Agreement, or (d) Liabilities that are executory obligations under Contracts to which Parent or any of its Subsidiaries is or may hereafter become a party or is or may hereafter become bound (other than Liabilities thereunder due to breaches by Parent or any of the Merger Subs of the terms set forth therein).
     4.8 Absence of Certain Changes.
          (a) Since September 30, 2008, there has not been or occurred any event, development, change, circumstance or condition that would have, individually or in the aggregate, a Material Adverse Effect on Parent.
          (b) Since September 30, 2008 through the date of this Agreement, except for actions expressly contemplated by this Agreement, Parent and each of its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice.
     4.9 Compliance with Laws and Orders; Permits.
          (a) Parent and each of its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to Parent, its Subsidiaries, or any of the owned or leased real property of Parent or any of its Subsidiaries, or to the conduct of the business or operations of Parent or any of its Subsidiaries.
          (b) Parent and its Subsidiaries have, and are in compliance with the terms of, all Permits, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
     4.10 Litigation; Orders. Except for any Legal Proceeding challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Material Adverse Effect on Parent and other Orders generally applicable to Persons engaged in the businesses engaged in by Parent or its Subsidiaries. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement.
     4.11 Taxes. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it since January 1, 2004 (all such returns being true, correct and complete in all material respects), has paid (including withheld and remitted) all material Taxes due whether or not shown on any Tax Return or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by appropriate Governmental Authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.
     4.12 Ownership of Company Capital Stock. Prior to the date hereof (and without giving effect the execution and delivery of the Voting Agreements), neither Parent, Merger Sub One nor Merger Sub Two, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.
     4.13 No Contracts with Company Directors and Executive Officers. As of the date hereof, other than the Voting Agreements and the Key Employee Employment Agreements, there are no Contracts between Parent, Merger Sub One or Merger Sub Two, on the one hand, and any of the Company’s directors or executive officers, on the other hand, that relate to the transactions contemplated by this Agreement.
     4.14 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (true and correct copies of whose engagement letter has been furnished to the Company), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE V
INTERIM CONDUCT OF BUSINESS
     5.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule, (c) as required by applicable Law, or (d) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) take all steps necessary to cause thinkorswim, Inc. to maintain net capital of at least the greater of (x) an amount equal to 8 1/3% of the “aggregate indebtedness” (as defined in subparagraph (c)(i) of the Net Capital Rule) of thinkorswim, Inc., and (y) $2.5 million, (iii) take, or cause to be taken, the actions set forth in Section 5.1(iii) of the Company Disclosure Schedule, and (iv) use commercially reasonable efforts, consistent with its past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
     5.2 Negative Obligations of the Company. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule, (iii) as required by applicable Law or the terms of any Employee Plan, or (iv) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:
          (a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;
          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to Company Stock Awards outstanding prior to the date hereof and (ii) grants to newly hired employees of Company Stock Awards issued in the ordinary course of business consistent with past practice, with a per share exercise price (if applicable) that is no less than the then-current fair market value of a share of Company Common Stock and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated by this Agreement so long as the aggregate number of shares of Company Common Stock subject to such additional Company Stock Awards does not exceed the sum of (x) 50,000, plus (y) the number of shares of Company Common Stock subject to any Company Stock Awards (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee;

          (c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except to the extent that such acquisition or redemption is pursuant to the terms of any Employee Plan (as in effect on the date hereof) or any agreement subject to any such Employee Plan;
          (d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
          (e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (f) (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, except for loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) except for advances made in the ordinary course of business consistent with past practice, make any loans or advances to employees of the Company or any of its Subsidiaries, (iv) acquire, or make any capital contributions to or investments in any other Person (other than direct or indirect wholly-owned Subsidiaries of the Company), by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), whether by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or (v) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) thereupon;
          (g) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, enter into, adopt, amend (including an amendment to provide for the acceleration of vesting), modify or terminate any Employee Plan in any material respect, or increase or decrease the compensation or fringe benefits of any director, executive officer or employee (except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employee whose base salary does not exceed $150,000 per annum), pay any bonus or special remuneration (whether in cash, equity or otherwise) to any director, officer or employee (other than bonuses made in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company), or pay any benefit not required by any Employee Plan as in effect as of the date hereof;

          (h) forgive any Loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;
          (i) make any deposits or contributions of cash or other property to, or take any other action to fund, or in any other way secure the payment of compensation or benefits under the Employee Plans or Contracts subject to the Employee Plans, other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any Contracts subject to the Employee Plans in effect as of the date hereof;
          (j) enter into, amend, or extend any Collective Bargaining Agreement;
          (k) (1) acquire, lease (as lessee) or license (as licensee) any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, except transactions required pursuant to existing Contracts as in effect on the date hereof; or (2) sell, lease (as lessor), license (as licensor) or dispose of any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, except (i) transactions required pursuant to existing Contracts as in effect on the date hereof, (ii) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice, or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;
          (l) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;
          (m) (i) make or change any material Tax election, (ii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;
          (n) enter into any IP Licenses or amend any IP Licenses or grant any release or relinquishment of any rights under any IP Licenses, except (i) to customers and (ii) non-exclusive in-bound licenses for commercially available technology, in each case in the ordinary course of business consistent with past practice;
          (o) grant any exclusive rights with respect to any Company Intellectual Property, divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;
          (p) authorize, incur or commit to incur any capital expenditure(s) which, individually or in the aggregate, is or are material to the Company, other than pursuant to existing Contracts as in effect on the date hereof;
          (q) at any time permit the net capital of thinkorswim, Inc. to be less than the greater of (x) an amount equal to 8 1/3% of the “aggregate indebtedness” (as defined in subparagraph (c)(i) of the Net Capital Rule) of thinkorswim, Inc., and (y) $2.5 million;
          (r) (1) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities that (i) are reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $250,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $250,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such Legal Proceeding) to be performed by the Company or its Subsidiaries following the Effective Time; or (2) take any action described in Section 5.2(r)(2) of the Company Disclosure Schedule;
          (s) except as required by applicable Laws or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable;
          (t) except as required by applicable Laws, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholder Meeting;
          (u) other than in the ordinary course of business consistent with past practice, (i) enter into, renew, extend or terminate any Material Contract (or any Contract that would have been a Material Contract if it had been in effect on the date hereof); or (ii) make any material amendment or change in any such Material Contract;
          (v) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); (ii) modify, amend or exercise any right to renew any lease or sublease of real property; or (iii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other real property;
          (w) enter into any new line of business or change its material operating policies in any material respect, except as required by Law or by policies imposed by any Governmental Authority;
          (x) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;
          (y) enter into a Contract to do any of the foregoing or make any formal or informal arrangement or understanding, whether or not binding, with respect to any of the foregoing; or

          (z) knowingly take any action which (i) results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) has or is reasonably likely to have in a Material Adverse Effect on the Company, (iii) would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or (iv) would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) The Company and its Subsidiaries shall, and shall use reasonable best efforts to cause each of their officers, directors, agents, representatives and advisors to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its or its Subsidiaries’ directors, officers or other employees, controlled Affiliates, or any of its or its Subsidiaries’ investment bankers, attorneys or other advisors, representatives or agents to, directly or indirectly:
               (i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;
               (ii) furnish to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;
               (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;
               (iv) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or an

Acquisition Transaction (other than a confidentiality and “standstill” agreement pursuant to and in accordance with Section 6.1(c)); or
               (v) take any action to exempt any Person, other than Parent and the Merger Subs, from DGCL Section 203 or any other applicable anti-takeover Laws; or
               (vi) agree to do any of the foregoing, or propose to do any of the foregoing other than pursuant to Section 6.1(c) or Section 6.7(b) in accordance with the terms thereof;
          (c) Notwithstanding the foregoing terms of Section 6.1(b), at any time prior to obtaining the Requisite Merger Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, (x) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of this Section 6.1, and/or (y) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of this Section 6.1, any non-public information relating to the Company or any of its Subsidiaries; provided, however, the Company may take any action contemplated by the foregoing clauses (x) or (y) if and only if all of the following conditions have been satisfied prior to taking such action (and continue to be satisfied at all times during which any of the foregoing actions are being taken):
               (i) the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action in response to such Acquisition Proposal would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;
               (ii) none of the Company, any of its Subsidiaries or any directors, officers or other employees, controlled Affiliates, or any investment bankers, attorneys or other advisors, representatives or agents of the Company or any of its Subsidiaries, shall have breached or violated in any material respect the terms of this Section 6.1 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;
               (iii) the Company shall have entered into a confidentiality and “standstill” agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement;
               (iv) the Company shall have given Parent prior written notice of (x) its intent to take the action permitted by this Section 6.1, (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 6.1, and (z) all of the material terms and conditions of such

Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking such any action, the Company shall have given Parent a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents constituting such Acquisition Proposal provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith); and
               (v) contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).
          (d) Without limiting the generality of the foregoing, Parent, Merger Sub One, Merger Sub Two and the Company acknowledge and hereby agree that any action taken by any directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 6.1 if taken by the Company shall be deemed to be a breach of this Section 6.1 by the Company for all purposes of and under this Agreement.
          (e) In addition to the obligations of the Company set forth in Section 6.1(c), the Company shall promptly, and in all cases within forty-eight (48) hours of its receipt, advise Parent orally and in writing of the receipt of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other material documents constituting such Acquisition Proposal), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.
          (f) The Company shall provide Parent with at least forty-eight (48) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.
     6.2 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub One, Merger Sub Two and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

          (a) using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled, including by filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by it under the Exchange Act for any and all periods ending prior to the Effective Time;
          (b) using its reasonable best efforts to obtain all necessary consents, waivers and approvals, and to provide all necessary notices, under any material Contracts to which it or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement, provided that in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;
          (c) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby;
          (d) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and
          (e) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.
     6.3 Regulatory Filings.
          (a) Without limiting the generality of the provisions of Section 6.2 and to the extent required by applicable Laws, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all third parties and Governmental Authorities, in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all such third parties and Governmental Authorities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to the other party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.
          (b) Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 6.3, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
     6.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
     6.5 Registration Statement; Proxy Statement/Prospectus.
          (a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger, and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the Merger Proposal to be considered at the Company Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement/Prospectus to be disseminated to the stockholders of the Company.
          (b) Unless the Company Board shall have effected a Company Board Recommendation Change in compliance with the terms and conditions set forth in this Agreement, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

          (c) Except as otherwise set forth in this Agreement or as may be required by applicable Law or Order, neither Parent nor the Company shall effect any amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company, in connection with a Company Board Recommendation Change, may amend or supplement the proxy statement for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.5(c) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the Company’s right to have the deliberations and conclusions of the Company Board accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for the Company if and solely to the extent that it contains (i) a Company Board Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Company Board Recommendation Change, and (iii) additional information reasonably related to the foregoing.
          (d) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the time the Registration Statement is declared effective, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to filing the Registration Statement or mailing the Proxy Statement/Prospectus to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
          (e) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act, the Advisers Act and the Exchange Act. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.
     6.6 Company Stockholder Meeting.
          (a) The Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of stockholders on (i) the adoption of this Agreement in accordance with the DGCL (the “Merger Proposal”) and (ii) the approval of the Option Exchange Proposal, at a meeting of the Company stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof (which, if reasonably practicable, shall be within forty five (45) days following the date on which the Proxy Statement/Prospectus is first disseminated to Company stockholders).
          (b) The Company shall use its reasonable best efforts to solicit proxies from the Company stockholders in connection with the Merger Proposal and the Option Exchange Proposal, and unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 6.7, the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval and Requisite Option Exchange Approval at the Company Stockholder Meeting or any postponement or adjournment thereof, including by soliciting proxies from Company stockholders in favor of the Merger Proposal and the Option Exchange Proposal. At the Company Stockholder Meeting, the Company shall submit to a vote of its stockholders the Merger Proposal and the Option Exchange Proposal. Except as required by applicable Law, the Company shall not propose for consideration or submit for a vote any matters at the Company Stockholder Meeting other than the Merger Proposal and the Option Exchange Proposal (or an adjournment of the Company Stockholder Meeting, if permitted hereunder) without the prior written consent of Parent. Except as required by applicable Law, the Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company stockholders unless and until the Company Stockholder Meeting has been held, a vote of the Company stockholders has been taken on the Merger Proposal and the Option Exchange Proposal and the Company Stockholder Meeting has been adjourned. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligations under this Section 6.6 shall not be terminated, superceded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). For the avoidance of doubt, the Company shall not be required (i) to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 8.1 or (ii) to make a formal recommendation to its stockholders on the Option Exchange Proposal.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is filed and/or provided to the Company’s stockholders, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) on a single occasion, for a period not to exceed thirty (30) days, for the purpose of soliciting additional proxies in favor of the approval of the Merger Proposal, or (iv) with the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.
     6.7 Company Board Recommendation.
          (a) Subject to the terms of this Section 6.7, the Company Board shall recommend that the Company stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) at the Company Stockholder Meeting. Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent and/or approval of the Merger Proposal, the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose to approve, endorse or recommend any Acquisition Proposal or Acquisition Agreement (any of the actions referred to in the preceding clauses (x) and (y) being a “Company Board Recommendation Change”).
          (b) Notwithstanding the foregoing terms of this Section 6.7, at any time prior to receipt of the Requisite Merger Approval, the Company Board may effect a Company Board Recommendation Change and, in the case of Section 6.7(b)(ii), the Company may terminate this Agreement in accordance with Section 8.1(f), if and only if either:

               (i) a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement, it being understood and hereby agreed that the Company Board may only effect a Company Board Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 6.7(b)(ii) below) that was not known by the Company Board as of or at any time prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing and prior to effecting such Company Board Recommendation Change:
               (A) the Company Board shall have reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Intervening Event, the failure of the Company Board to effect such Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;
               (B) the Company Board shall have given Parent at least five (5) Business Days prior written notice that the Company Board intends to take such action and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith (x) the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change, and/or (y) possible modifications of the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Company Board Recommendation Change in response to the Intervening Event; and
               (C) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such five (5) Business Day period, the Company Board reasonably determines in good faith (after consultation with the Company’s outside legal counsel), that, in light of such Intervening Event and any modifications to the terms and conditions of this Agreement that Parent may propose, the failure to effect such a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law; or
               (ii) the Company Board shall have received a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of Section 6.1, which has not been withdrawn, and prior to (and in connection with) effecting such Company Board Recommendation Change or terminating this Agreement in accordance with Section 8.1(f), as applicable:
               (A) none of the Company, any of its Subsidiaries or any directors, officers or other employees, controlled Affiliates, or any investment bankers, attorneys or other advisors, representatives or agents of the Company or any of its Subsidiaries, shall have breached or violated in any material respect the terms of Section 6.1 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made or submitted by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;
               (B) the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and shall have further reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change or to terminate this Agreement in accordance with Section 8.1(f) in response to such Superior Proposal, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;
               (C) the Company Board shall have given Parent at least five (5) Business Days prior written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith), and (2) that the Company Board intends to effect a Company Board Recommendation Change or terminate this Agreement in accordance with Section 8.1(f) in response to such Superior Proposal and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith such Superior Proposal, this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto; and
               (D) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such five (5) Business Day period, the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal, and shall have further reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Superior Proposal and after good faith consideration of all proposals (whether or not binding) by Parent, the failure to effect a Company Board Recommendation Change or to terminate this Agreement in accordance with Section 8.1(f), as applicable, would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law.
          (c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company stockholders a position contemplated by Rule 14e-

2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that any statement or other disclosure made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII; and provided further, that any such statement or disclosure (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change if the Company Board does not expressly publicly reaffirm the Company Board Recommendation in connection with such statement or disclosure.
          (d) Nothing set forth in this Section 6.7 shall (i) limit the obligation of the Company to establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting, (ii) relieve the Company of its obligation to solicit proxies for the Company Stockholder Meeting and submit to a vote of its stockholders the Merger Proposal at the Company Stockholder Meeting, or (iii) except as required by applicable Law, permit the Company to submit for a vote of its stockholders at or prior to the Company Stockholder Meeting any matter other than the Merger Proposal and the Option Exchange Proposal.
     6.8 Access; Notice and Consultation.
          (a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would reasonably be likely to jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, however, that in such circumstances the parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements that would not so jeopardize such privilege. Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall afford the Company and its and its accountants, legal counsel and other representatives reasonable access to Parent’s senior management to discuss Parent’s financial performance and other material events and circumstances involving Parent as the Company may reasonably request.
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect or that such party has breached or failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.
          (c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) the Company shall promptly notify Parent upon obtaining Knowledge of any written notice or other written communication (including e-mail) received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party, and (ii) each of the Company and Parent shall promptly notify the other upon obtaining Knowledge of any written notice or other written communication (including e-mail) received by it or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that any material consent is or may be required in connection with the transactions contemplated by this Agreement.
          (d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) each of Parent and the Company shall promptly advise the other orally and in writing of any litigation commenced after the date hereof against it or any of its directors or executive officers by any of its stockholders (on their own behalf or on behalf of Parent or the Company, as the case may be) relating to this Agreement or the transactions contemplated hereby and shall keep the other party reasonably informed regarding any such litigation, and (ii) the Company shall keep Parent reasonably informed as to the matters set forth in Section 6.8(d) of the Company Disclosure Schedule and (iii) the Company shall promptly advise Parent of, and shall keep Parent reasonably informed regarding, any other litigation commenced or, to the Knowledge of the Company, threatened after the date hereof against the Company or any of its directors or executive officers where the amount claimed is or would reasonably be expected to be in excess of $500,000 (the matters referenced in the foregoing clauses (i), (ii) and (iii) being referred to herein as the “Legal Proceeding Matters”). The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Legal Proceeding Matter involving the Company and shall consider in good faith Parent’s views with respect to such Legal Proceeding Matter involving the Company, and the Company shall not settle any such Legal Proceeding Matter without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).
          (e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each annual and quarterly report on 10-K or 10-Q (as applicable), and each registration statement, proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, if reasonably practicable, at least two (2) Business Days prior to the filing thereof with the SEC).
          (f) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.8 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to this Section 6.8.
     6.9 Confidentiality. Parent, Merger Sub One, Merger Sub Two and the Company hereby acknowledge that Parent and the Company have previously executed a Reciprocal Non-Use and Nondisclosure Agreement, dated September 17, 2007 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms, as it may be amended from time to time.
     6.10 Public Disclosure. Except with regard to a Company Board Recommendation Change permitted and effected pursuant to Section 6.7, each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of the Nasdaq if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.
     6.11 Employee Matters.
          (a) Prior to the Effective Date, the Company shall, and shall cause its Subsidiaries to (and from and after the Effective Date, Parent shall cause the Final Surviving Corporation to) honor in accordance with their terms all existing employment, change of control and severance agreements between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand. Notwithstanding the foregoing, Parent and the Final Surviving Corporation shall be permitted to amend such agreements to the extent required by applicable Laws.
          (b) Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. If, in accordance with this Section 6.11(b), Parent requests in writing that the Company not terminate any 401(k) Plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by Parent, including, but not limited to, adopting such amendments as Parent may deem necessary or advisable in connection with such assumption with or without cause or notice.
          (c) The Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company employees and the Company shall not send any material written notices or other material written communication materials (including via electronic mail) to Company employees without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed).
          (d) Parent shall, or shall cause the Final Surviving Corporation, for the period commencing at the Effective Time and ending on the second anniversary thereof, to maintain or provide for the individuals employed by the Company and its Subsidiaries at the Effective Time (the “Continuing Employees”) compensation and benefits (including without limitation severance benefits) under Employee Plans that are (i) in the aggregate no less favorable than the compensation and benefits maintained for and provided to Continuing Employees immediately prior to the Effective Time, (ii) in the aggregate at least as favorable as the compensation and benefits provided to similarly situated employees of Parent, or (iii) any combination of clauses (i) and (ii) above; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Employee Plan or interfere with the Final Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.11(d) shall limit the right of Parent, the Final Surviving Corporation or any of their subsidiaries to terminate the employment of any Continuing Employee at any time. The provisions of this Section 6.11(d) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.11(d).

          (e) From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Final Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Final Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Final Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 6.11(e) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.11(e).
     6.12 Directors’ and Officers’ Indemnification and Insurance.
          (a) The Final Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Final Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and any and all agreements for indemnification, exculpation of liability and/or advance of expenses in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Final Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Final Surviving Corporation and its Subsidiaries to) cause the certificate of formation (and other similar organizational documents) of the Final Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law or Order.
          (b) Prior to or as of the Effective Time, Parent shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the date hereof, on terms and conditions no less favorable to the beneficiaries thereof, in the aggregate, than the D&O Insurance. Parent and the Final Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder; provided, however, that in satisfying its obligations under this Section 6.12(b), Parent shall not be obligated to pay in excess of the amount set forth in Section 6.12 of the Company Disclosure Schedule (such aggregate amount, the “Maximum Premium”), provided that if the cost of such “tail” insurance coverage exceeds the Maximum Premium, Parent and the Final Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.
          (c) If any Indemnified Person makes a claim to enforce the obligations set forth in this Section 6.12 that is denied by the Final Surviving Corporation or any of its Subsidiaries (or by Parent after a request that Parent fulfill its obligations hereunder), and a court of competent jurisdiction determines that such Indemnified Person is entitled to the benefit of such obligations hereunder, then the Final Surviving Corporation shall (and Parent shall cause the Final Surviving Corporation to) pay all expenses, including reasonable fees and expenses of counsel, that such Indemnified Person incurred to enforce the obligations set forth in this Section 6.12; provided, however, that nothing in this Section 6.12(c) shall prejudice the right of any Indemnified Person to any advancement of expenses provided under the certificate of incorporation or bylaws of the Company or its Subsidiaries as in effect on the date hereof or any agreement with the Company or any of its Subsidiaries.
          (d) If Parent, the Final Surviving Corporation, any Subsidiaries of the Final Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Final Surviving Corporation and/or any such Subsidiaries, as applicable, shall assume all of the obligations of Parent, the Final Surviving Corporation or its Subsidiaries, as applicable, under this Section 6.12.
          (e) The obligations under this Section 6.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under “tail” policy referred to in Section 6.12(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives). Each of the

Indemnified Parties or other persons who are beneficiaries under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives)) under this Section 6.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Laws (whether at law or in equity).
     6.13 Resignation of Officers and Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent, the Company shall use its reasonable best efforts to obtain the resignations of all directors and officers of its Subsidiaries, in each case to be effective as of the Effective Time.
     6.14 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b 3(d) under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of the Company Stock Awards, pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Effective Time providing that the disposition by Company Insiders of Company Common Stock in exchange for cash and shares of Parent Common Stock, and the disposition of their Company Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.
     6.15 Nasdaq Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger and shall use reasonable best efforts to cause such shares to be approved for listing as promptly as practicable and, in any event, before the Closing Date.
     6.16 Registration Statements for Assumed Options and Other Awards. As soon a practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 (and use its reasonable best efforts to maintain the effectiveness thereof) relating to shares of Parent Common Stock issuable with respect to the Assumed Options, in each case to the extent eligible for registration on Form S-8, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options shall remain outstanding.
     6.17 Obligations of the Merger Subs. Parent shall cause Merger Sub One, Merger Sub Two, the Interim Surviving Corporation and the Final Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
     6.18 Tax Matters. None of Parent, Merger Sub One, Merger Sub Two or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub One, Merger Sub Two and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(g) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub One, Merger Sub Two and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, and Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Integrated Merger.
     6.19 Funded Debt. Prior to the Closing Date, the Company shall use its reasonable best efforts to sell, and shall cause each of its Subsidiaries to sell, all marketable securities, and to dividend the proceeds thereof to the Company, which shall invest such proceeds in cash or cash equivalents (such cash equivalents to be AAA-rated government securities with maturities no greater than 90 days). At Parent’s request, the Company shall use its reasonable best efforts to (i) obtain a customary pay-off letter with respect to the Credit Agreement in advance of the Closing Date and (ii) apply the available cash of the Company (to the extent permitted without causing non-compliance with Section 5.2(q) of this Agreement) toward the repayment effective on the Closing Date immediately after the Effective Time of outstanding indebtedness under the Credit Agreement. For the avoidance of doubt, this covenant is not intended to assure a minimum amount of cash or cash equivalents on the balance sheet of the Company and its Subsidiaries as of the Closing Date.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub One, Merger Sub Two and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Closing, of each of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.
          (b) Requisite Merger Approval. The Requisite Merger Approval shall have been obtained.
          (c) Antitrust Approvals. (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any and all other waiting periods applicable to, and any and all clearances, approvals and consents required to be obtained in connection with, the transactions contemplated by this Agreement under all Laws governing antitrust, unfair competition or restraints on trade shall have expired, been terminated or obtained, other than those waiting periods, clearances, approvals and consents the failure of which to be terminated or obtained (x) would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (y) would not be material to the business or operations of Parent and its Subsidiaries, and (z) would not materially impair the benefits expected to be derived by Parent from the transactions contemplated by this Agreement (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).
          (d) FINRA Approval. FINRA’s approval of the transactions contemplated by this Agreement (including approval pursuant to FINRA Membership Rule 1017) shall have been obtained and shall remain in full force and effect.
          (e) IIROC Approval. IIROC’s approval of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.
          (f) Nasdaq Listing. The shares of the Parent Common Stock issuable in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
          (g) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Cleary Gottlieb Steen & Hamilton LLP, each dated as of the Effective Time and each to the effect that the Integrated Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub One, Merger Sub Two and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (h) No Legal Prohibition. No Governmental Authority shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the transactions contemplated by this Agreement (other than the Option Exchange Program) any Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making any of the transactions contemplated by this Agreement illegal in any jurisdiction, or (ii) prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) in any jurisdiction.
     7.2 Additional Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent, Merger Sub One and Merger Sub Two to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
          (a) Representations and Warranties.
               (i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.23 and Section 3.24 (collectively, the “Specified Company Representations”), (A) shall have been true and correct in all material respects as of the date of this Agreement, and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date), it being understood and hereby agreed that any breach of or inaccuracy in the representations and warranties of the Company set forth in Section 3.4(a) that would result in the issuance or payment of an aggregate value of Merger Consideration in the Merger that equals or exceeds 101% of the aggregate value of Merger Consideration otherwise issuable and payable in the Merger in the absence of such breach or inaccuracy shall be deemed to be material for purposes of this Section 7.2(a)(i); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a)(i), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.
               (ii) All representations and warranties of the Company set forth in this Agreement other than the Specified Company Representations (A) shall have been true and correct as of the date of this Agreement, and (B) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a)(ii), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 3.9(a) shall not be disregarded), and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time.
          (c) No Material Adverse Effect. No event, development, change, circumstance or condition shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (whether or not any events, developments, changes, circumstances or conditions occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect on the Company).
          (d) Officer’s Certificate. Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c).
          (e) Governmental Actions. There shall not be pending any suit, action or other Legal Proceeding by any U.S. federal or Canadian Governmental Authority (including FINRA and IIROC), against Parent, Merger Sub One, Merger Sub Two, the Company or any of their respective Subsidiaries seeking to restrain or prohibit the consummation of any of the transactions contemplated by this Agreement in any jurisdiction or the performance of any of the transactions contemplated by this Agreement or the Voting Agreements (other than the Option Exchange Program).
          (f) Provincial Securities Commission Approvals. The approval of the following Canadian securities regulators of the transactions contemplated by this Agreement have been obtained, or shall have been indicated by such regulators not to be required, and such approvals or indications, as the case may be, shall remain in full force and effect: British Columbia Securities Commission, Alberta Securities Commission, Ontario Securities Commission and Autorité des Marchés Financiers du Québec.

     7.3 Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
          (a) Representations and Warranties.
               (i) The representations and warranties of Parent set forth in Section 4.1, Section 4.2, Section 4.3(b), Section 4.4 and Section 4.14 (the “Specified Parent Representations”) (A) shall have been true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent set forth in this Agreement for purposes of this Section 7.3(a)(i), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 4.8(a) shall not be disregarded), and (2) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.
               (ii) All representations and warranties of Parent set forth in this Agreement other than the Specified Parent Representations (A) shall have been true and correct as of the date of this Agreement and (B) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Parent (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Parent); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent set forth in this Agreement for purposes of this Section 7.3(a)(ii), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 4.8(a) shall not be disregarded), and (2) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.
          (b) Performance of Obligations of Parent and the Merger Subs. Parent, Merger Sub One and Merger Sub Two shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and the Merger Subs to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c) No Material Adverse Effect. No event, development, change, circumstance or condition shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (whether or not any events, developments, changes, circumstances or conditions occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect on Parent).
          (d) Officer’s Certificate. The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by the Chief Executive Officer and Chief Financial Officer of Parent, certifying the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Notwithstanding the prior receipt of the Requisite Merger Approval, this Agreement may be validly terminated and the transactions contemplated hereby may be abandoned only as follows (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):
          (a) by mutual written agreement of Parent and the Company at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained); or
          (b) by either Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), if the Effective Time has not occurred prior to 11:59 p.m. (New York City time) on October 7, 2009 (the “Termination Date”); provided, however, that in the event Parent or any of Parent’s Subsidiaries announces, following the date hereof and prior to the Termination Date, entry into a definitive agreement for a transaction that is reportable under the HSR Act or subject to review by FINRA (a “Reviewable Transaction”), the right of Parent to terminate this Agreement pursuant to this Section 8.1(b) shall not be available until the later of (1) 11:59 p.m. (New York City time) on the Termination Date and (2) 11:59 p.m. (New York City time) on the thirtieth (30th) day immediately following the earlier to occur of the consummation or termination of such Reviewable Transaction; and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the conditions to the Merger set forth in Article VII having failed to be satisfied on or before the Termination Date, as applicable, or in the Effective Time not occurring prior to the Termination Date, as applicable, in either case if such action or failure to take action constituted a material breach of this Agreement; or
          (c) by either Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), if any Governmental Authority (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement (other than the Option Exchange Program) any Law or any final, non-appealable Order that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) in any jurisdiction, or (ii) from which an Antitrust Approval is required has denied such approval and such denial has become final and non-appealable; or
          (d) by either Parent or the Company, at any time prior to the Effective Time, if the Company shall have failed to obtain the Requisite Merger Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Merger Proposal; or
          (e) by the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of Parent or the Merger Subs set forth in this Agreement or (ii) that any of the representations and warranties of Parent and the Merger Subs set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent, Merger Sub One or Merger Sub Two or such inaccuracies in the representations and warranties of Parent, Merger Sub One or Merger Sub Two are curable by Parent, Merger Sub One or Merger Sub Two through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (B) Parent, Merger Sub One and/or Merger Sub Two (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent, Merger Sub One and/or Merger Sub Two (as applicable) continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Parent, Merger Sub One or Merger Sub Two is cured within such thirty (30) calendar day period); or
          (f) by the Company, at any time prior to obtaining the Company Stockholder Approval, pursuant to and in accordance with Section 6.7(b)(ii), provided that concurrently with such termination (and as a condition to the effectiveness of such termination), (i) the Company shall have entered into a definitive agreement for the Superior Proposal referenced in Section 6.7(b)(ii) and (ii) the Company shall have paid to Parent a fee equal to the Termination Fee Amount pursuant to Section 8.3(b)(iii); or

          (g) by Parent, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), provided that Parent is not then in material breach of any covenant or agreement of Parent set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) until the earlier to occur of (A) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or
          (h) by Parent, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), in the event that:
               (i) either (A) any member of the Company Board or any executive officer of the Company shall have breached or violated the terms of Section 6.1, Section 6.6 (with respect to the Merger Proposal) or Section 6.7 in any material respect, or (B) any other employee, controlled Affiliate, investment banker, attorney or other advisor or representative of the Company acting at the express direction of (or with the express authorization of) any member of the Company Board or any executive officer of the Company shall have breached or violated the terms of Section 6.1, Section 6.6 (with respect to the Merger Proposal) or Section 6.7 in any material respect;
               (ii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms and conditions of this Agreement);
               (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus;
               (iv) a tender offer or exchange offer for Company Common Stock is commenced and (A) within the ten (10) business-day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing 10 business-day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or
               (v) the Company Board shall fail to reaffirm (publicly, if requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger (A) within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed after an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or (B) within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed if, in Parent’s reasonable good faith judgment, there are circumstances that create uncertainty in the public markets regarding the position of the Company Board regarding this Agreement and the Merger.
     8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement and the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.
     8.3 Fees and Expenses.
          (a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
          (b) Company Payments.
               (i) The Company shall pay to Parent a fee equal to $20,000,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) this Agreement is terminated pursuant to Section 8.1(d) (or, after a vote on the Merger Proposal has been taken at the Company Stockholder Meeting and the Requisite Merger Approval has not been obtained, the Company terminates this

Agreement for any other reason), and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction and such Acquisition Transaction or any other Acquisition Transaction is subsequently consummated within twenty four (24) months after the date on which such letter of intent, memorandum of understanding or other Contract is executed by the parties thereto. The fee amount payable pursuant to this Section 8.3(b)(i) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).
               (ii) The Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(g), and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction and such Acquisition Transaction or any other Acquisition Transaction is subsequently consummated within twenty four (24) months after the date on which such letter of intent, memorandum of understanding or other Contract is executed by the parties thereto. The fee amount payable pursuant to this Section 8.3(b)(ii) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).
               (iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event this Agreement is terminated pursuant to Section 8.1(f), concurrently with and as a condition to the effectiveness of such termination.
               (iv) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that this Agreement is terminated pursuant to Section 8.1(h).
          (c) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 8.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorneys’ fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees amounts contemplated by this Section 8.3 shall not be in lieu of, or replacement or substitution for, any damages that may arise out of any breach of this Agreement, and are not intended to (and shall not) be liquidated damages hereunder; provided, however, that any liability of the Company hereunder shall be reduced by the amount of any Termination Fee Amount paid by the Company except to the extent that the amount of the Termination Fee Amount shall have already been explicitly taken into account by the court to reduce the amount otherwise payable as damages. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion.
     8.4 Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub One, Merger Sub Two and the Company; provided, however, that in the event that this Agreement has been adopted by the Company stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company stockholders without such approval.
     8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and the Merger Subs set forth in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub One or Merger Sub Two, to:

TD AMERITRADE Holding Corporation 4211 South 102nd Street Omaha, NE 68127 Attention: General Counsel Telecopy No.: (443) 539-2009

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini, Martin W. Korman and Michael S. Ringler
Telecopy No.: (650) 493-6811

(b)	if to the Company (prior to the Effective Time), to:

thinkorswim, Inc. 600 W. Chicago Ave., Suite 100 Chicago, IL 60654-2597 Attention: Pete Santori Telecopy No.: (773) 435-3232

and

thinkorswim Group Inc. 13947 S. Minuteman Dr. Draper, UT 84020 Attention: Ida Kane Telecopy No.: (801) 816-6010

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Ethan A. Klingsberg and Benet J. O’Reilly Telecopy No.: (212) 225-3999
     9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement, the Confidentiality Agreement or the agreements, documents, instruments or certificates referred to in the immediately preceding sentence has been made or relied upon by any of the parties to this Agreement.
     9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.12, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, provided that from and after the Effective Time the holders of Company Common Stock shall be beneficiaries of Section 2.7 and Section 2.9 and the holders of Company Restricted Stock, Company Options and Company Restricted Stock Units shall be beneficiaries of Section 2.8.
     9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

     9.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
     9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY, MERGER SUB ONE AND MERGER SUB TWO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY, MERGER SUB ONE OR MERGER SUB TWO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Fredric J. Tomczyk

Name:	Fredric J. Tomczyk
Title:	President and Chief Executive Officer

TANGO ACQUISITION CORPORATION ONE

By:	/s/ William J. Gerber

Name:	William J. Gerber
Title:	Treasurer

TANGO ACQUISITION CORPORATION TWO

By:	/s/ William J. Gerber

Name:	William J. Gerber
Title:	Treasurer

THINKORSWIM GROUP INC.

By:	/s/ Lee K. Barba

Name:	Lee K. Barba
Title:	Chairman & CEO
AGREEMENT AND PLAN OF MERGER